Exhibit 99.1

Graham Corporation ◆ 20 Florence Avenue ◆ Batavia, NY 14020

IMMEDIATE RELEASE

GRAHAM CORPORATION SALES GROWTH OF 79% AND STRONG EXECUTION

DELIVERED $0.06 DILUTED EPS FOR FIRST QUARTER FISCAL 2023

•	SALES OF $36.1 MILLION IN THE QUARTER, UP 79%, OR $15.9 MILLION, OVER PRIOR-YEAR PERIOD REFLECTING STRENGTH OF DIVERSIFIED REVENUE BASE AND BARBER-NICHOLS ACQUISITION

•	DEFENSE AND SPACE REVENUE REPRESENTED 45% OF QUARTER REVENUE, VALIDATING STRATEGIC SHIFT IN BUSINESS MIX

•	SHIPPED TWO, FIRST ARTICLE U.S. NAVY PROJECTS FOR CARRIER AND STRATEGIC SUBMARINE PROGRAMS; ADDITIONAL U.S. NAVY PROJECTS TO SHIP AS PLANNED IN FISCAL 2023

•	COMMERCIAL AFTERMARKET SALES AND ORDERS INCREASED 38% AND 64%, RESPECTIVELY

•	RECORD BACKLOG OF $260.7 MILLION, UP 2% SEQUENTIALLY WITH 80% RELATED TO DEFENSE AND SPACE

•	ACHIEVED FIRST QUARTER NET INCOME OF $676 THOUSAND, OR $0.06 PER DILUTED SHARE; ADJUSTED NET INCOME WAS $1.3 MILLION, OR $0.12 PER DILUTED SHARE WITH $2.7 MILLION IN ADJUSTED EBITDA*

•	STRONG FIRST QUARTER PERFORMANCE AND BACKLOG PROVIDES CONFIDENCE IN FULL YEAR GUIDANCE; REAFFIRMING EXPECTATIONS OF REVENUE AND ADJUSTED EBITDA GROWTH

BATAVIA, NY, July 29, 2022 – Graham Corporation (NYSE: GHM), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries, today reported financial results for its first quarter ended June 30, 2022 (“first quarter of fiscal 2023”). Financial results include those of Barber-Nichols, LLC (“BN” or “the acquisition”) from the date it was acquired on June 1, 2021.

Daniel J. Thoren, President and CEO, commented, “Our first quarter fiscal 2023 results demonstrate that we have improved execution as we navigated supply chain challenges and actively managed costs to deliver bottom line results. The breadth of our sales and order mix further validates the changes we have made to enable a more sustainable enterprise with expanded opportunity. Our improved profitability was the result of the deliberate decisions we are making as a team to defer costs, manage project timing to improve mix, and take price where earned.”

He added, “A significant highlight for the quarter was the shipment of two, first article U.S. Navy projects, which was possible because of the actions taken in fiscal 2022. We remain on track with our plans and expect to ship additional critical U.S. Navy projects and meet customer delivery requirements throughout fiscal 2023. Of note, our efforts to achieve delivery dates for the U.S. Navy projects has resulted in new orders. Importantly, demand for our products has been strong across a variety of markets. We are very encouraged with the activity in our space portfolio where activity continues to be driven by advancements in technology. Even with a strong shipment quarter, strong demand resulted in a book-to-bill ratio of 1.12. We believe that over time, continued execution of our strategy will transform Graham into a stronger enterprise with materially expanded adjusted EBITDA margins in the low to mid-teens with high single-digit top-line growth.”

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

First Quarter Fiscal 2023 Performance Review (All comparisons are with the same prior-year period unless noted otherwise.

Growth in net sales included an incremental $8.9 million of acquired revenue and represented strength across all markets, most notably in space and commercial aftermarket. On a sequential basis, chemical/petrochemical, space and other commercial markets experienced growth that was offset by lower refining and defense sales. These latter two industry segments are characterized by large projects and timing can result in lumpy revenue from quarter to quarter.    By region, the U.S. represented 78% of sales in the fiscal first quarter compared with 83% in the fiscal fourth quarter of 2022. See the accompanying financial tables for a further breakdown of sales by industry and region.

($ in millions except per share data)	Q1 FY23	Q1 FY22	Change
Net sales	$36.1	$20.2	$15.9
Gross profit	$6.7	$0.9	$5.8
Gross margin	18.7%	4.5%
Operating profit (loss)	$1.0	$(4.0)	$5.0
Operating margin	2.7%	(19.9%)
Net income (loss)	$0.7	$(3.1)	$3.8
Diluted earnings (loss) per share	$0.06	$(0.31)	$0.37
Adjusted net income (loss)*	$1.3	$(2.8)	$4.1
Adjusted diluted earnings (loss) per share	$0.12	$(0.28)	$0.40
Adjusted EBITDA*	$2.7	$(2.9)	$5.6
Adjusted EBITDA margin*	7.6%	(14.2)%

*Graham believes that adjusted EBITDA (defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses (income), and other unusual/nonrecurring expenses), and adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on adjusted EBITDA as defined in the lending agreement. Graham also believes that adjusted diluted earnings (loss) per share, which excludes intangible amortization, other costs related to the acquisition, and other unusual/nonrecurring (income) expenses, provides a better representation of the cash earnings of the Company. See the attached tables and other information on pages 9 and 10 for important disclosures regarding Graham’s use of adjusted EBITDA, adjusted EBITDA margin and adjusted diluted earnings (loss) per share, as well as the reconciliation of net income (loss) to adjusted EBITDA and diluted earnings (loss) per share.

Gross profit and margin improved on a better mix of higher margin projects and improved execution on completed contracts as well as having a full quarter of BN results.

Selling, general and administrative (“SG&A”) expense, including intangible amortization, for the first quarter of fiscal 2023 was $5.8 million, up 17%, or $836,000. Strong cost discipline and expense deferral initiatives partially offset the approximately $1.4 million incremental SG&A expense related to the timing of the acquisition. Cost savings included a reduction in the use of outside sales agents and delayed hiring. SG&A expense as a percentage of sales was 16% of sales compared with 24% of sales in the comparable period in fiscal 2022.

Cash Management and Balance Sheet

Cash and cash equivalents at June 30, 2022 were $12.9 million compared with $14.7 million at March 31, 2022. Capital expenditures in the quarter were $0.3 million. The Company continues to expect capital expenditures to be approximately $4.5 million to $5.5 million in fiscal 2023 due to several growth oriented projects flowing through the remainder of the fiscal year.

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

Debt at June 30, 2022 was $17.1 million down from $18.4 million at the end of fiscal 2022. During the quarter, Graham amended its credit facility, which expanded availability for letters of credit and changed the minimum EBITDA requirements. The Company is in compliance with all financial covenants.

Orders and Backlog (See the accompanying tables for a further breakdown of orders by industry)

($ in millions)

	Q1 22	Q2 22	Q3 22	Q4 22	FY2022	Q1 23

Orders	$20.9	$31.4	$68.0	$23.7	$143.9	$40.3

Backlog	$235.9	$233.2	$272.6	$256.5	$256.5	$260.7

Orders for the three-month period ended June 30, 2022, were up $19.4 million, or 93%, compared with the same period of fiscal 2022.

First quarter fiscal 2023 defense industry orders were $11.3 million and included additional component orders for two strategic submarines and a change order for a CVN-carrier program. Similar to sales, timing of orders for this industry can vary based on projects being released. Space orders grew 35% sequentially to $7.3 million and is a new market for Graham gained through the acquisition of BN. Space orders were across multiple key space-industry companies.

Refining orders were $11.5 million and included an approximately $7.0 million vacuum distillation order in India demonstrating success in the Company’s strategy to diversify its geographic markets in this industry. Orders from the chemical and petrochemical market were down 17% sequentially to $5.5 million but were up 66% from the prior-year period. Commercial aftermarket orders were up 20% sequentially and up 64% from the prior-year period. The Company separately announced details on its first quarter fiscal 2023 orders.

Of backlog at June 30, 2022, approximately 40% to 50% is expected to convert to sales within one year. Most of the backlog expected to convert beyond twelve months is for the defense industry, specifically the U.S. Navy.

Backlog by industry at June 30, 2022, was as follows:

●	74% for defense projects

●	11% for refinery projects

●	5% for chemical/petrochemical projects

●	6% for space projects

●	4% for other industrial applications

Fiscal 2023 Outlook

Mr. Thoren concluded, “We are still at the early stage of transforming Graham into a much stronger business serving several key growth-oriented markets, including defense, space and alternative energy with greater visibility and less cyclicality. Our energy and process businesses continue to represent opportunities for new global projects and higher margin aftermarket business serving our large global installed base. Although global supply chain challenges remain, we are in a much better position to understand these challenges and make necessary pivots to improve our growth and profitability profile which furthers our confidence that we can deliver on our earnings guidance for the year.”

Revenue for fiscal 2023 is expected to remain in the $135 million to $150 million range, with gross margin of approximately 16% to 17% and SG&A expenses to be approximately 15% to 16% of sales. The expected effective tax rate for fiscal 2023 is approximately 21% to 22%. Adjusted EBITDA for fiscal 2023

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

is expected to be approximately $6.5 million to $9.5 million, yielding an adjusted EBITDA margin* of approximately 5% to 6%. Capital expenditures for fiscal 2023 are expected to be $4.5 million to $5.5 million.

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 10:00 a.m. Eastern Time to review its financial condition and operating results for the first quarter of fiscal 2023, as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on Graham’s website: https://ir.grahamcorp.com/.

A question-and-answer session will follow the formal presentation. Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s investor relations website.

A telephonic replay will be available from 1:00 p.m. ET today through Friday, August 5, 2022. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13730938. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries. The Graham Manufacturing and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems.

Graham routinely posts news and other important information on its website, www.grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “outlook,” “anticipates,” “believes,” “could,” “opportunity,” “should,” ”may,” “will,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, the development and impact of improved processes, its ability to meet customers’ shipment and delivery expectations, the future impact of low margin defense projects and related cost overruns, expected expansion and growth opportunities within its domestic and international markets, anticipated sales, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Forward-Looking Non-GAAP Measures

Forward looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2023 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

For more information, contact:
Christopher J. Thome	Deborah K. Pawlowski
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

Graham Corporation

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended June 30,
	2022	2021	% Change
Net sales	$36,075	$20,157	79%
Cost of products sold	29,331	19,243	52%

Gross profit	6,744	914	638%
Gross margin	18.7%	4.5%

Other expenses and income:
Selling, general and administrative	5,485	4,832	14%
Selling, general and administrative – amortization	274	91	201%

Operating profit (loss)	985	(4,009)	NA

Operating margin	2.7%	(19.9% )

Other income	(63)	(160)	(61%)
Interest income	(8)	(17)	(53%)
Interest expense	165	39	323%

Income (loss) before provision (benefit) for income taxes	891	(3,871)	NA

Provision (benefit) for income taxes	215	(745)	NA

Net income (loss)	$676	$(3,126)	NA

Per share data:
Basic:
Net income (loss)	$0.06	$(0.31)	NA

Diluted:
Net income (loss)	$0.06	$(0.31)	NA

Weighted average common shares outstanding:
Basic	10,610	10,199
Diluted	10,630	10,199

Dividends declared per share	$-	$0.11

N/A: Not Applicable

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

Graham Corporation

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	June 30,	March 31,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$12,905	$14,741
Trade accounts receivable, net of allowances ($98 and $87 at June 30 and March 31, 2022, respectively)	27,420	27,645
Unbilled revenue	28,091	25,570
Inventories	18,260	17,414
Prepaid expenses and other current assets	2,215	1,391
Income taxes receivable	434	459

Total current assets	89,325	87,220
Property, plant and equipment, net	24,225	24,884
Prepaid pension asset	7,221	7,058
Operating lease assets	8,201	8,394
Goodwill	23,523	23,523
Customer relationships, net	11,161	11,308
Technology and technical know-how, net	9,553	9,679
Other intangible assets, net	8,645	8,990
Deferred income tax asset	2,175	2,441
Other assets	184	194

Total assets	$184,213	$183,691

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2,000	$2,000
Current portion of finance lease obligations	24	23
Accounts payable	19,473	16,662
Accrued compensation	8,846	7,991
Accrued expenses and other current liabilities	4,388	6,047
Customer deposits	25,064	25,644
Operating lease liabilities	1,021	1,057
Income taxes payable	1	-

Total current liabilities	60,817	59,424
Long-term debt	15,065	16,378
Finance lease obligations	4	11
Operating lease liabilities	7,342	7,460
Deferred income tax liability	11	62
Accrued pension and postretirement benefit liabilities	1,665	1,666
Other long-term liabilities	2,258	2,196

Total liabilities	87,162	87,197

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	-	-
Common stock, $0.10 par value, 25,500 shares authorized, 10,769 and 10,801 shares issued and 10,602 and 10,636 shares outstanding at June 30 and March 31, 2022, respectively	1,077	1,080
Capital in excess of par value	27,887	27,770
Retained earnings	77,752	77,076
Accumulated other comprehensive loss	(6,683)	(6,471)
Treasury stock (167 and 164 shares at June 30 and March 31, 2022, respectively)	(2,982)	(2,961)

Total stockholders’ equity	97,051	96,494

Total liabilities and stockholders’ equity	$184,213	$183,691

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Three Months Ended June 30,
	2022	2021
Operating activities:
Net income (loss)	$676	$(3,126)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation	856	595
Amortization	619	225
Amortization of actuarial losses	168	219
Amortization of debt issuance costs	34	-
Equity-based compensation expense	114	353
Deferred income taxes	225	215
(Increase) decrease in operating assets:
Accounts receivable	(34)	7,319
Unbilled revenue	(2,580)	(1,426)
Inventories	(930)	1,857
Prepaid expenses and other current and non-current assets	(745)	(603)
Income taxes receivable	(6)	(2,161)
Operating lease assets	467	(25)
Prepaid pension asset	(163)	(302)
Increase (decrease) in operating liabilities:
Accounts payable	3,016	(5,745)
Accrued compensation, accrued expenses and other current and non-current liabilities	(878)	(1,448)
Customer deposits	(504)	(3,074)
Operating lease liabilities	(431)	35
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(593)	16

Net cash used by operating activities	(689)	(7,076)

Investing activities:
Purchase of property, plant and equipment	(284)	(446)
Redemption of investments at maturity	-	5,500
Acquisition of Barber-Nichols, LLC	-	(59,563)

Net cash used by investing activities	(284)	(54,509)

Financing activities:
Principal repayments on debt	(2,500)	(4,500)
Proceeds from the issuance of debt	2,000	27,000
Principal repayments on finance lease obligations	(6)	(5)
Repayments on lease financing obligations	(67)	(26)
Payment of debt issuance costs	(122)	(150)
Dividends paid	-	(1,177)
Purchase of treasury stock	(22)	(41)

Net cash (used) provided by financing activities	(717)	21,101

Effect of exchange rate changes on cash	(146)	95

Net decrease in cash and cash equivalents	(1,836)	(40,389)
Cash and cash equivalents at beginning of period	14,741	59,532

Cash and cash equivalents at end of period	$12,905	$19,143

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

Graham Corporation

Adjusted EBITDA Reconciliation - Unaudited

($ in thousands)

	Three Months Ended June 30,
	2022	2021
Net (loss) income	$676	$(3,126)
Acquisition & integration costs	54	169
Debt amendment costs	153	-
Net interest expense (income)	157	22
Income taxes	215	(745)
Depreciation & amortization	1,475	820

Adjusted EBITDA	$2,730	$(2,860)

Adjusted EBITDA margin %	7.6%	-14.2%

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Reconciliation - Unaudited

($ in thousands, except per share amounts)

	Three Months Ended June 30,
	2022	2021
Net income (loss)	$676	$(3,126)
Acquisition & integration costs	54	169
Amortization of intangible assets	619	225
Debt amendment costs	153	-
Normalize tax rate(1)	(173)	(75)

Adjusted net income (loss)	$1,329	$(2,807)

Adjusted diluted earnings (loss) per share	$0.12	$(0.28)

(1) Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the full year expected effective tax rate.

1) Applies a normalized tax rate to non-GAAP adjustments above, which are each pre-tax.

Non-GAAP Financial Measures:

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income (loss) and adjusted diluted earnings (loss) per share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

information, such as adjusted net income and adjusted diluted earnings (loss) per share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income (loss) and diluted earnings (loss) per share to the historical periods’ net income (loss) and diluted earnings (loss) per share. Graham also believes that adjusted earnings (loss) per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Graham Corporation

Additional Information – Unaudited

($ in millions)

ORDERS BY INDUSTRY FY 2023*

	Q1 6/30/22	% of Total

Refining	$11.5	29%

Chemical/ Petrochemical	$5.5	13%

Defense	$11.3	28%

Space	$7.3	18%

Other Commercial	$4.7	12%

Total	$40.3

ORDERS BY INDUSTRY FY 2022*

	Q1 6/30/21	% of Total	Q2 9/30/21	% of Total	Q3 12/31/21	% of Total	Q4 3/31/22	% of Total	FY2022	% of Total

Refining	$11.4	55%	$5.0	16%	$8.4	12%	$3.6	15%	$28.4	20%

Chemical/ Petrochemical	$3.4	16%	$6.1	19%	$6.2	9%	$6.5	28%	$22.1	15%

Defense	$2.4	12%	$12.4	40%	$45.6	67%	$2.8	12%	$63.2	44%

Space	$-	0%	$2.4	8%	$2.9	4%	$5.4	23%	$10.6	7%

Other Commercial	$3.6	17%	$5.6	17%	$5.0	8%	$5.5	22%	$19.6	14%

Total	$20.9		$31.4		$68.0		$23.7		$143.9

*Quarters may not sum to year-to-date/total fiscal year due to rounding.

-MORE-

Graham Corporation Sales Growth of 79% and Strong Execution Delivered $0.06 Diluted EPS

for First Quarter Fiscal 2023

July 29, 2022

Graham Corporation

Additional Information – Unaudited

($ in millions)

SALES BY INDUSTRY FY 2023*

	Q1 6/30/22	% of Total

Refining	$7.9	22%

Chemical/ Petrochemical	$5.9	16%

Defense	$9.8	27%

Space	$6.5	18%

Other Commercial	$6.0	17%

Total	$36.1

SALES BY INDUSTRY FY 2022*

	Q1 6/30/21	% of Total	Q2 9/30/21	% of Total	Q3 12/31/21	% of Total	Q4 3/31/22	% of Total	FY2022	% of Total

Refining	$4.6	23%	$6.3	19%	$4.0	14%	$9.5	24%	$24.4	20%

Chemical/ Petrochemical	$4.6	23%	$3.5	10%	$3.0	11%	$4.9	12%	$16.0	13%

Defense	$7.1	35%	$19.8	58%	$16.6	58%	$18.7	47%	$62.2	51%

Space	$0.7	4%	$1.3	4%	$1.5	5%	$2.2	6%	$5.7	5%

Other Commercial	$3.2	15%	$3.2	9%	$3.7	12%	$4.4	11%	$14.5	13%

Total	$20.2		$34.1		$28.8		$39.7		$122.8

SALES BY REGION FY 2023*

	Q1 6/30/22	% of Total

United States	$28.2	78%

Middle East	$0.5	1%

Asia	$4.2	12%

Other	$3.2	9%

Total	$36.1

SALES BY REGION FY 2022*

	Q1 6/30/21	% of Total	Q2 9/30/21	% of Total	Q3 12/31/21	% of Total	Q4 3/31/22	% of Total	FY2022	% of Total

United States	$13.9	69%	$26.2	77%	$24.7	86%	$32.8	83%	$97.6	80%

Middle East	$0.6	3%	$1.0	3%	$0.6	2%	$0.3	1%	$2.5	2%

Asia	$3.5	17%	$5.5	16%	$1.5	5%	$3.3	8%	$13.8	11%

Other	$2.2	11%	$1.4	4%	$2.0	7%	$3.3	8%	$8.9	7%

Total	$20.2		$34.1		$28.8		$39.7		$122.8

*Quarters may not sum to year-to-date/total fiscal year due to rounding.

###